Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

MATHSTAR, INC.

ARTICLE 1.

Corporate Title

The name of the Corporation is MathStar, Inc.

ARTICLE 2.

Address

The address of the Corporation’s registered office in the State of Delaware is The Corporation Trust Center.  The name of its registered agent at such address is The Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware  19801.

ARTICLE 3.

Purpose

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (“DGCL”).

ARTICLE 4.

Capital Stock

A.                                   The total number of shares of stock of all classes which the Corporation shall have authority to issue is One Hundred Million (100,000,000) shares, consisting of Ninety Million (90,000,000) shares of common stock, $0.01 per share par value, and Ten Million (10,000,000) shares of preferred stock, $0.01 per share par value.

B.                                     The designations, powers, preferences and rights and the qualifications, limitations or restrictions of the preferred stock and the common stock of the Corporation are as follows:

1.                                       The preferred stock may be issued from time to time as shares of one or more series in any amount, not exceeding in the aggregate, including all shares of any and all series previously issued, the total number of shares of preferred stock hereinabove authorized.

2.                                       The Board of Directors of the Corporation is hereby expressly authorized from time to time to issue preferred stock as preferred stock of any series, and in connection with the creation of each such series to fix by the resolution or resolutions providing for the issue of shares thereof the designations, preferences and relative, participating, optional, conditional or other special rights and qualifications, limitations or restrictions thereof, of such series, to the full extent now or hereafter permitted by the laws of the State of Delaware, including, without limitation, the following matters:

(a)                                  The designation of such series;

(b)                                 The rate or amount and times at which, and the preferences and conditions under which, dividends shall be payable on shares of such series, the status of such dividends as cumulative or noncumulative, the date or dates from which dividends, if cumulative, shall accumulate, and the status of such series as participating or nonparticipating after the payment of dividends on shares which are entitled to any preference;

(c)                                  The voting rights, if any, of shares of such series in addition to those required by law, which may be full, limited, multiple, fractional or none, including any right to vote as a class either generally or in connection with any specified matter or matters;

(d)                                 The amount, times, terms and conditions, if any, upon which shares of such series shall be subject to redemption;

(e)                                  The rights and preferences, if any, of the holders of shares of such series in the event of any liquidation, dissolution or winding up of the Corporation;

(f)                                    Whether the shares of such series shall be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of such series and, if so entitled, the amount of such fund and the manner of its application; and

(g)                                 Whether the shares of such series shall be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation, and if made convertible or exchangeable, the conversion price or prices, or the rates of exchange, and the adjustments, if any, at which such conversion or exchange may be made.

C.                                     Each holder of common stock of the Corporation shall be entitled to one vote for each share of such stock standing in such holder’s name on the books of the Corporation.

ARTICLE 5.

Incorporator; First Directors

A.                                   The name and mailing address of the incorporator is Michele D. Vaillancourt, Winthrop & Weinstine, P.A., 225 South Sixth Street, Suite 3500, Minneapolis, MN  55402.

B.                                     The names and addresses of the first Directors of the Corporation, who shall serve as Directors until the first annual meeting of stockholders of the Corporation or until their earlier death, resignation or removal and their successors are elected and qualified, are as follows:

Douglas M. Pihl

5900 Green Oak Drive

Minnetonka, MN  55343

Benno G. Sand

1910 Moline Circle

Excelsior, MN  55331

ARTICLE 6.

Term of Corporation

The Corporation is to have perpetual existence.

ARTICLE 7.

Board of Directors

A.                                   Powers

The business and affairs of the Corporation shall be managed by and under the direction of the Board of Directors.  The Board of Directors may exercise all such authority and powers of the Corporation and do all such lawful acts and things as are not by statute or this Certificate of Incorporation directed or required to be done or exercised by the Corporation’s stockholders.  In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized:

1.                                       To make, adopt, amend, alter, change or repeal the Bylaws of the Corporation, except Bylaws adopted by the stockholders that specify that they cannot be amended or repealed by the Board of Directors;

2.                                       To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation;

3.                                       To set apart out of any funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner which it was created;

4.                                       To designate one or more committees, each committee to consist of one or more of the directors of the Corporation.  The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.  Any such committee, to the extent provided in the resolution of the Board of Directors or in the Bylaws of the Corporation, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation; but no such committee shall have the power or authority in reference to (a) approving or adopting, or recommending to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval or (b) adopting, amending or repealing any Bylaw of the Corporation;

5.                                       To sell, lease, or exchange all or substantially all of the property and assets of the Corporation, including its goodwill and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property, including shares of stock in, and/or other securities of, any other corporation or corporations, as its Board of Directors shall deem expedient and for the best interest of the Corporation subject, when and as required by the DGCL, to the approval of the Corporation’s stockholders; and

6.                                       To provide for the indemnification of directors, officers, employees and agents of the Corporation and of persons who serve other enterprises in such or similar capacities to the fullest extent permitted by the DGCL or any other applicable laws as may from time to time be in effect.

B.                                     Written Ballot Not Required

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall otherwise provide.

C.                                     Number of Directors

Subject to any rights of the holders of any series of the Corporation’s preferred stock then outstanding to elect additional directors under specified circumstances, the number of directors of the Corporation shall be fixed from time to time by resolution adopted by the Board of Directors.

D.                                    Newly Created Directorships

Subject to any rights of the holders of any series of the Corporation’s preferred stock then outstanding, newly created directorships resulting from an increase in the number of directors of the Corporation, and vacancies occurring in the Board of Directors resulting from death, resignation, retirement, removal, disqualification or any other reason, may be filled by the affirmative vote of a majority of the directors, although less than a quorum, then remaining in office or, if there is only one such director, by such sole remaining director.

E.                                      Terms of Directorships

Directors shall be elected and hold office until the earlier of the next annual meeting of stockholders, such director’s successor has been duly elected and qualified, or such director’s death, resignation or removal.

ARTICLE 8.

Amendment of Bylaws

Subject to any limitations imposed by this Certificate of Incorporation or the DGCL, the Board of Directors shall have power to adopt, amend, or repeal the Bylaws of the Corporation.

ARTICLE 9.

Limitation of Directors’ Liability; Indemnification

A.                                   Limitation of Directors’ Liability

The liability of the Corporation’s Directors to the Corporation or its stockholders shall be eliminated to the fullest extent permitted by the DGCL or any other applicable laws as may from time to time exist, as the same now exist or as they may be amended from time to time.

B.                                     Indemnification

The Corporation shall indemnify its officers, directors, employees and agents and other persons who serve other enterprises in such or similar capacities to the fullest extent authorized or permitted by the DGCL or any other applicable laws as may from time to time be in effect, as the same now exist or as they may be amended from time to time.

C.                                     Prospective Effect of Repeal or Modification

Any repeal or modification of this Article 9 by the stockholders of the Corporation or otherwise shall be prospective only and shall not adversely affect any limitation on the personal liability, or right of indemnification or protection of, a director, officer, employee or agent of the Corporation existing at the time of such repeal or modification.

ARTICLE 10.

Action By Written Consent

Action may be taken by the stockholders of the Corporation, without a meeting, by written consent as and to the extent provided at the time of such action by the DGCL.

ARTICLE 11.

Receivers

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or a meeting of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

ARTICLE 12.

Amendment of Certificate of Incorporation

The Corporation reserves the right to amend, alter, change or repeal its certificate of incorporation, and to amend, alter, change or repeal any provision therein contained, from time to time, in the manner now or hereafter prescribed at the time by statute, and all rights conferred upon stockholders by such certificate of incorporation are granted subject to this reservation.

The undersigned, being the incorporator hereinabove named, has executed this Certificate of Incorporation this 7th day of June, 2005, thereby acknowledging under penalties of perjury that the foregoing is the act and deed of the undersigned and that the facts stated therein are true.

/s/ Michele D. Vaillancourt
Michele D. Vaillancourt